SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – March 10, 2008

CHANTICLEER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	814-00709	20-2932652
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

The Rotunda, 4201 Congress Street, Suite 145, Charlotte, NC 28209
(Address of principal executive offices)

(704) 366-5122
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 10, 2008, Chanticleer Holdings, Inc. (“Chanticleer” or the “Company”) entered into a Stock Purchase Agreement for the purchase of Hooters, Inc., Hooters Management Corporation and their related restaurants (collectively “HI”) from the nine current individual HI shareholders. The transaction is valued at approximately $55.1 million and is anticipated to close on or before July 31, 2008. The final purchase price will be determined after the completion of the 2007 fiscal year audit.

The closing of the transaction is subject to Chanticleer raising the necessary debt and equity financing to complete the acquisition. In addition, Chanticleer will have to convert from its current SEC status as a business development company (“BDC”) to an operating company prior to closing the transaction. Chanticleer has retained an investment banking firm to assist in securing the equity capital necessary to close the proposed transaction.

HI was founded in 1983 and was the creator of the Hooters brand and concept. In 1984, HI licensed Neighborhood Restaurants of America, n/k/a Hooters of America, Inc. (“HOA”), owned by a separate group of shareholders, to be its exclusive licensee in the development and expansion of its restaurant business. In 2001 HI went on to sell the Hooters trademarks and other related proprietary rights to HOA. HI retained and continues to own certain rights including a perpetual irrevocable license agreement with greatly reduced royalties, to operate its restaurants in its retained territories and, most importantly, to acquire franchisees within the Hooters system. These rights will be acquired by Chanticleer as a part of the transaction.

Chanticleer has an existing relationship with HOA through its position as the lead investor in a $5 million, 6% convertible three year promissory note from Robert Brooks, the former Chairman of HOA. This note is secured by and contains conversion options into 2% of Hooters of America outstanding stock. Chanticleer was also granted a right of first refusal and a right to match any equity financing proposed to, or sought by, HOA. Additionally, Chanticleer currently holds an Option Agreement with HOA to open Hooters franchises in the Republic of South Africa which is under active development. The entire Hooters system, consisting of 433 restaurants in 28 countries, is currently celebrating its 25th anniversary with events on the 25th of each month and a grand pageant in Miami on July 23, 2008

HI, as the creator of the Hooters brand and concept, owns and operates 22 restaurants, which comprise the highest average unit gross sales within the Hooters system, and includes locations in and around Tampa, Florida, Chicago, Illinois and Manhattan regions, including the original Hooters restaurant located in Clearwater, Florida.

ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

No.	Description

10.1
Stock Purchase Agreement among Wise Acquisition Corp., Chanticleer Holdings, Inc. (solely for purposes of Section 5.11, Section 6.5 and Article 10), Sellers that are party hereto, Brandon Realty Venture, Inc., as Seller Representative and the Acquired Companies

99.1	Press release of March 11, 2008: Chanticleer Holdings to acquire Hooters Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANTICLEER HOLDINGS, INC.

By /s/ Michael D. Pruitt
Michael D. Pruitt, Chief Executive Officer

Date: March 13, 2008